Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports Second Quarter 2019 Results

CENTRAL ISLIP, N.Y., (Business Wire) – August 13, 2019 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its second quarter 2019 financial results.

CVD second quarter 2019 revenue was $4.9 million as compared to $6.4 million in the second quarter of 2018, a decrease of $1.5 million or 23.6%. Net loss for the second quarter was $1.4 million, or $0.21 per diluted share, as compared to a net loss of $1.3 million or $.21 per diluted share in the second quarter of 2018. CVD first half 2019 revenue was $8.4 million as compared to $15.6 million in the first half of 2018, a decrease of $7.2 million or 46.1%. Net loss for the first half of 2019 was $3.6 million, or $0.55 per diluted share, as compared to a net loss of $.8 million or $.12 per diluted share in the first half of 2018.

The Company received orders of approximately $3.3 million in the second quarter of 2019, as compared to approximately $6.5 million in the first quarter of 2019. This resulted in a decrease in order backlog at June 30, 2019 to approximately $4.5 million as compared to approximately $6.0 million at March 31, 2019. The Company’s return to profitability is dependent upon, among other things, the receipt of new equipment orders, the ramp up of the materials business and managing planned capital expenditures and operating expenses.

Thomas McNeill, Chief Financial Officer, said “We improved our gross profit margin to 10% in Q2 2019 as compared to (11%) in Q1 2019, the result of improving operating efficiencies as well as increased revenue generating improved contribution margins compared to Q1 2019. Our operating expense cost containment measures this year have resulted in a sequential decrease of $141,000 in our operating expenses during the second quarter and we will see further reductions from those implemented actions in Q3. We believe that the cost containment measures we have been implementing should better align our expenses to order rates, thereby positioning the Company to a return to profitability.”

Leonard Rosenbaum, President and Chief Executive Officer, said “The Company’s focus during the 2nd quarter has been on getting our materials facility up and running in the 3rd quarter, moving the MesoScribe™ facility from California to New York, and pursuing additional equipment sales. The Company invested $2.5 million during 2018 in building improvements, machinery, and other expenses related to CVD Materials, and $1.4 million in the first half of 2019. With the operations at our new materials facility starting to come online during the third quarter of 2019, we have been increasing our marketing efforts by showcasing our new facility operations and offering material coating services to new and existing customers. We have completed the move of MesoScribe™ and they will be resuming operations during the 3rd quarter along with bringing the first Tantaline® system on-line. The expanded materials operations will enhance our capabilities in providing i) corrosion resistant coatings through our Tantaline® subsidiary for medical, pharma, oil and gas applications, ii) sensors through our MesoScribe™ subsidiary for defense, aerospace and turbine applications, and iii) through our CVD Materials subsidiary for carbon composite materials, medical coatings, electronic substrate materials and further expansion into other coatings for defense, aerospace, medical, and industrial applications.

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enabling tomorrow’s technologies™

“We have also been working on our fluid reactor technology and have received an Applied Research & Development (ARAD) award in collaboration with the Center of Biotechnology at Stony Brook University. This will help further our novel, patent pending technology on an improved Extracorporeal Membrane Oxygenation (ECMO) device. We anticipate further collaboration for this promising technology and application.”

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13693401. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about this topic please contact:

Thomas McNeill

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2019 and 2018
(In thousands)

	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
Revenue	$4,918	$6,435	$8,395	$15,589
Gross profit	493	1,116	105	4,877
Operating expenses	2,036	2,496	4,213	5,346
Operating (loss)	(1,543)	(1,380)	(4,108)	(469)
Net (loss)	(1,393)	(1,331)	(3,570)	(772)
Diluted (loss) per share	$(0.21)	$(0.21)	$(0.55)	$(0.12)

Condensed Consolidated Balance Sheets
As of June 30, 2019 and December 31, 2018
(In thousands)

	2019	2018
Assets
Current Assets
Cash and cash equivalents	$8,581	$11,439
Accounts receivable, net	2,066	4,065
Contract assets	1,654	1,358
Inventories, net	1,883	1,862
Other current assets	510	723
Total Current Assets	$14,694	$19,447
Property, plant and equipment, net	31,317	30,403
Other assets	3,305	2,665
Total Assets	$49,316	$52,515

Liabilities and Stockholders' Equity
Current Liabilities	$4,400	$4,071
Total Long-Term Liabilities	11,716	12,052
Total Stockholders’ Equity	33,200	36,392
Total Liabilities and Stockholders’ Equity	$49,316	$52,515

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and

Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2018

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